EXHIBIT 21

RANGE RESOURCES CORPORATION

Subsidiaries of Registrant

	Jurisdiction of	Percentage of Voting Securities
Name	Incorporation	Owned by Immediate Parent

Range Production Company	Delaware	100%
Range Energy Services Company	Delaware	100%
Range Holdco, Inc.	Delaware	100%
Range Energy I, Inc.	Delaware	100%
Range Gathering & Processing Company	Delaware	100%
Range Gas Company	Delaware	100%
Lomak Financing Trust	Delaware	100%
RRC Operating Company	Ohio	100%
Range Energy Finance Corporation	Delaware	100%
Range Energy Ventures Corporation	Delaware	100%
Gulfstar Energy, Inc.	Delaware	100%
Gulfstar Seismic, Inc.	Delaware	100%
Domain Energy International Corporation	British Virgin Islands	100%
Energy Assets Operating Company	Delaware	100%